SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2005 (November 15, 2005)

AXIS CAPITAL HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	001-31721	98-0395986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 Pitts Bay Road Pembroke, Bermuda	HM 08
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 441-296-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                             Other Events.

On November 15, 2005, AXIS Capital Holdings Limited, a Bermuda company (the “Company”), announced a public offering of common shares.  In connection with the public offering, the Company is issuing a Prospectus Supplement to the Prospectus dated October 11, 2005 that contains the following information:

RECENT DEVELOPMENTS

In October 2005, Hurricane Wilma caused significant destruction in Florida and Mexico.  Because this event is so recent and assessments of damages are so preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Wilma.  However, based upon early industry loss predictions ranging from $6.0 billion to $12.0 billion, a combination of the output of industry models, market share analyses and a preliminary review of in-force contracts, our very preliminary assessment is that our net losses related to Hurricane Wilma will be between $100.0 million and $140.0 million.  We are continuing to assess our losses from Hurricane Wilma.  Our actual losses from Hurricane Wilma may ultimately differ materially from our preliminary assessment of losses.  If our actual losses from Hurricane Wilma are materially greater than our preliminary assessment of losses, our business, results of operations and financial condition could be materially adversely affected.

RISK FACTORS

Our business, results of operations and financial condition could be materially adversely affected by losses related to Hurricanes Katrina, Rita and Wilma.

We have substantial exposure to unexpected losses resulting from natural disasters, including hurricanes.  On August 29, 2005, Hurricane Katrina caused widespread damage to homes and businesses in six states: Louisiana, Mississippi, Alabama, Florida, Tennessee and Georgia.  On November 1, 2005, we reported that our estimate of net losses and loss expenses from Hurricane Katrina was $723.6 million and was derived from our insurance and reinsurance segments.  This estimate of net losses and loss expenses is based upon an industry loss prediction of $60.0 billion and includes wind-related damages, flood-related damages, offshore energy and marine losses and business interruption. Our estimate of net losses and loss expenses was derived from a combination of the output of industry models, market share analyses, a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters.  If our actual losses from Hurricane Katrina are materially greater than our estimated losses, our business, results of operations and financial condition could be materially adversely affected.

On September 24, 2005, Hurricane Rita struck Texas and Louisiana, causing significant destruction in those areas.  On November 1, 2005, we reported that our estimate of net losses and loss expenses from Hurricane Rita was $80.9 million and was derived from our insurance and reinsurance segments.  Our estimate of net losses and loss expenses is based upon industry loss predictions of $2.5 billion to $7.0 billion and was derived from a combination of the output of industry models, market share analyses, a review of in-force contracts and preliminary loss information from our clients, brokers and loss adjusters.  Our actual losses from Hurricane Rita may ultimately differ materially from our estimated losses.  If our actual losses from Hurricane Rita are materially greater than our estimated losses, our business, results of operations and financial condition could be materially adversely affected.

In October 2005, Hurricane Wilma caused significant destruction in Florida and Mexico.  Because this event is so recent and assessments of damages are so preliminary, we are unable to estimate with any accuracy our net losses related to Hurricane Wilma.  However, based upon early industry loss predictions ranging from $6.0 billion to $12.0 billion, a combination of the output of industry models, market share analyses and a preliminary review of in-force contracts, our very preliminary assessment is that our net losses related to Hurricane Wilma will be between $100.0 million and $140.0 million.  We are continuing to assess our losses from Hurricane Wilma.  Our actual losses from Hurricane Wilma may ultimately differ materially from our preliminary assessment of losses.  If our actual losses from Hurricane Wilma are materially greater than our preliminary assessment of losses, our business, results of operations and financial condition could be materially adversely affected.

Credit agency ratings of our insurance companies and our securities have become an increasingly important factor in maintaining the competitive position of our insurance and reinsurance companies and are also important in establishing the market value of our securities.  Our ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, the rating agencies.  If our losses from Hurricanes Katrina, Rita or Wilma exceed our estimates, or if additional large loss events occur, our ratings could be revised downward or revoked, which could result in a substantial loss of business and a reduction in the market value of our securities.

We purchase reinsurance for our insurance and reinsurance operations in order to mitigate the volatility of losses upon our financial results.  The occurrence of additional large loss events could reduce the reinsurance coverage that is available to us and could weaken the financial condition of our reinsurers, which could have a material adverse effect on our results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2005	AXIS CAPITAL HOLDINGS LIMITED

	By:	/s/	Carol S. Rivers
Carol S. Rivers
General Counsel